Exhibit 99.1

ADOMANI® Reports Fourth Quarter and Full Year 2018 Results

CORONA, CA / ACCESSWIRE / February 13, 2019 / ADOMANI, Inc. (NASDAQ: ADOM), a provider of advanced zero-emission and hybrid vehicle drivetrain solutions and purpose-built electric vehicles, today announced its results for the fourth quarter and full year ended December 31, 2018.

Highlights

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Reported sales of $1.2 million for the quarter and $5.0 million for the year ended December 31, 2018. While sales during 2018 increased 10x as compared to the previous year’s sales, the Company did not achieve its expectations for sales of $7.5 million, as $2.1 million in non-recurring legacy, non-drivetrain revenue that it previously expected to recognize in 2018 from the sale of six complete zero-emission all-electric school buses being produced by a former partner was delayed and is now expected to be recognized in 2019. Approximately $400,000 in drivetrain revenue previously scheduled for customer delivery and anticipated to be recognized in December 2018 was also delayed and is now expected to be recognized in 2019.

•	Backlog at February 8, 2019 was $10.1 million, an increase of 17% from backlog of $8.6 million at December 31, 2018, and a 166% increase from backlog of $3.8 million a year earlier.
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A-Z Bus Sales, Blue Bird’s school bus dealer in California, announced that the first seven Blue Bird All American RE Type D zero-emission all-electric school buses “Powered by ADOMANI®” were delivered to California schools by A-Z Bus Sales on time per the South Coast Air Quality Management District (SCAQMD) grant guidelines for delivery by September 30, 2018.

Jim Reynolds, CEO of ADOMANI, commented, “In 2018, we derived a substantial portion of our revenue from sales of drivetrains for the Blue Bird all-electric school bus.  While we experienced substantial growth in 2018 as compared to 2017, we believe we will benefit in 2019 from additional diversification of both our customer base and our product offerings. We feel we are well positioned to meet or exceed full year 2019 analyst revenue estimates based on (1) our $8.6 million backlog at the start of this year;

(2) among other potential available incentives, $75 million in California Energy Commission (CEC) funding for zero-emission all-electric school buses, expected to be released in the first half of 2019; and (3) additional grant funding available from states such as Michigan, Indiana, New York, Pennsylvania and Florida, and programs for electric infrastructure from utilities in California and South Carolina, as well as the release of millions from available Volkswagen settlement funding, which we believe will allow us to begin accepting orders in early 2019 for our new trucks, cargo vans and chassis, with deliveries potentially starting as early as late second quarter 2019. We believe revenue from this segment could represent as much as 50% of our revenue in 2019, and at a higher margin than our drivetrain systems.”

Mr. Reynolds concluded, “Finally, reviewing key profit metrics, in 2018, we had approximately $7 million in non-cash charges. That figure is expected to be reduced to less than $1 million in 2019, which would have a positive impact on our bottom line. We believe we will be profitable in 2020, and perhaps as soon as the fourth quarter of 2019. With cash and cash equivalents of $7.7 million at December 31, 2018, we believe that we have adequate cash to fund us to profitability.”

Fourth Quarter and Full Year 2018 Financial Results

Sales were $1,184,000 and $5,011,000 for the three months and year ended December 31, 2018, respectively, compared to $425,000 for both the fourth quarter and full year ended December 31, 2017. Cost of sales were $1,149,000 and $4,878,000 for the three months and year ended December 31, 2018, compared to cost of sales for both the fourth quarter and full year ended December 31, 2017 of $479,000.

General and administrative expenses in the fourth quarter of 2018 were $1,331,000 compared to $342,000 in the fourth quarter of 2017, an increase of $989,000, which was primarily related to a $964,000 decrease in non-cash stock-based compensation expense in 2017 that was previously disclosed. The fourth quarter 2018 general and administrative expenses include approximately $365,000 in non-cash charges, including $350,000 in stock-based compensation expense.

General and administrative expenses were $10.7 million for the year ended December 31, 2018 compared to $18.7 million for the same period in 2017, a decrease of approximately $8.1 million, which primarily related to an $8.6 million decrease in non-cash stock-based compensation expense, reduced by increases in legal and professional fees, insurance expense and bad debt expense. The $10.7 million in general and administrative expenses for the year ended December 31, 2018 includes approximately $6.7 million in non-cash charges, including $6.4 million in stock-based compensation expense and a $200,000 bad debt expense recorded in the third quarter.

Consulting expenses were unchanged in the fourth quarter of 2018 compared to the same 2017 period. Consulting expenses were significantly lower for  the year ended December 31, 2018 as compared to  last year as a result of the June 2017 issuance of a warrant to purchase 350,000 shares of common stock, which was valued at $1.2 million, and the payment of $800,000, in each case pursuant to the terms of a settlement agreement the Company entered into during the three months ended June 30, 2017. As a result, the decrease in consulting expenses for 2018  was approximately $2.1 million.

Research and development expenses in the fourth quarter of 2018 increased by $15,000 compared to the fourth quarter of 2017 due to the timing of certain expenditures made for research and development activity. Research and development expenses increased by $99,000 for the year ended December 31, 2018 compared to the same period in 2017 due to expanded product development in 2018.

Total net operating expenses for the fourth quarter of 2018 increased by $1.0 million compared to the fourth quarter of 2017 primarily due to the $964,000 reduction in 2017 non-cash stock-based compensation expense discussed above. Total net operating expenses decreased by $10 million for the year ended December 31, 2018 as compared to the same period in 2017 primarily due to the $8.6 million reduction in non-cash stock-based compensation expense and the $1.2 million reduction in consulting expenses discussed above, reduced by increases in the other general and administrative expense items discussed above.

Net loss in the fourth quarter of 2018 was $1.3 million, of which $350,000 related to non-cash expenses for stock-based compensation, an increase of approximately $1.0 million as compared to a net loss of $292,000 in the fourth quarter of 2017 for the reasons discussed above. The total non-cash expenses included in the net loss totals for the quarters ended December 31, 2018 and 2017 were $365,000 and $ a negative $415,000, respectively.

Net loss for the year ended December 31, 2018 was $11 million, of which $6.4 million related to non-cash expenses for stock-based compensation, a decrease of $10.9 million as compared to net loss of $21.9 million for the year ended December 31, 2017. The total non-cash expenses included in the net loss totals for the year ended December 31, 2018 and 2017 were $7,1 million and $16.7 million, respectively.

As of December 31, 2018, the Company had cash, cash equivalents, and short-term investments of $7.7 million and debt of $1.7 million, as compared to $2.4 million of cash, cash equivalents and short-term investments and $2.1 million of debt as of December 31, 2017. Working capital at December 31, 2018 was $7.2 million as compared to $1.8 million at December 31, 2017.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: February 13, 2019

Time: 4:30 PM ET

Toll-free: 866-682-6100

International: 862-298-0702

Conference Call Replay Information

The replay will be available until February 20, 2019.

Toll-free: 877-481-4010

International: 919-882-2331

Reference ID: 41972

About ADOMANI®

ADOMANI, Inc. is a provider of zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI® is also a provider of new zero-emission electric and hybrid vehicles focused on reducing the total cost of vehicle ownership, and helps fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-

looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Hayden IR

James Carbonara, Hayden IR
Telephone: (646) 755-7412
Email: james@haydenir.com

ADOMANI, Inc.

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

SOURCE: ADOMANI, Inc.